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                                                                       EXHIBIT 5


                            Locke Liddell & Sapp LLP
                            100 Congress, Suite 300
                              Austin, Texas 78701

                                November 1, 2000


International Isotopes Inc.
1500 Spencer Road
Denton, Texas  76201

Ladies and Gentlemen:

         As legal counsel to International Isotopes Inc., a Texas corporation (the "Company"), we have examined the Restated Articles of Incorporation and Bylaws of the Company as well as such other documents and proceedings as we have considered necessary for the purposes of this opinion. We have also examined and are familiar with the Company's Registration Statement on Form S-3 (the "Registration Statement") as filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), relating to 100,000 shares of the Company's Common Stock, par value $.01 per share (the "Common Shares"), which may be offered or sold by the Selling Stockholders referred to in the Registration Statement.

         Based upon the foregoing, and having regard to legal considerations which we deem relevant, we are of the opinion that the Common Shares are legally issued, fully paid and non-assessable.

         We hereby consent to the inclusion of this opinion letter as an exhibit to the Registration Statement and the reference to our Firm under the caption "Legal Matters." In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.


                                        Very truly yours,

                                        Locke Liddell & Sapp LLP



                                        /s/ Locke Liddell & Sapp LLP
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